Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2015, relating to the consolidated financial statements and the related financial statement schedules of Northeast Utilities and subsidiaries, and the effectiveness of Northeast Utilities and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Northeast Utilities and subsidiaries for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Hartford, CT

April 1, 2015